Exhibit 99.5

February 5, 2016

Board of Directors

Daihatsu Motor Co., Ltd.

1-1 Daihatsu-cho, Ikeda, Osaka, Japan

Members of the Board of Directors:

Reference is made to our opinion to you, dated January 28, 2016 (the “Opinion”).

We hereby consent to (1) the use of the Opinion to the Board of Directors of Daihatsu Motor Co., Ltd. (“Daihatsu”), included as Appendix C to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange between Daihatsu and Toyota Motor Corporation, and (2) the references to this committee and the Opinion in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ KENJI YAMAMOTO
Kenji Yamamoto Committee Chair